Exhibit 99.1

IA GLOBAL CLOSES ACQUISITION OF POWERDIAL SYSTEMS, LTD AND POWERDIAL SERVICES, LTD

SAN FRANCISCO, CA. DECEMBER 21, 2010/Business Wire

IA Global, Inc. (OTCQB: IAGI.OB) (the “Company”) announced the closing of the acquisition of PowerDial Systems, Ltd, a VOIP System Company and PowerDial Services, Ltd, a VOIP Service Company (“PowerDial”), from Innovative Software Direct Plc (“ISD”), a U.K. company listed on the PLUS Market.

UK–based PowerDial is an IT company providing VOIP and Asset and Annuity solutions covering all aspects of convergence, including voice, data, wireless and cable.  They provide physical networks, onsite IT equipment, and applications that control the performance and integrity of networks and the data on those networks. In FY2009, PowerDial reported revenues of $2.7 million and expects to grow in FY2010 and beyond.  PowerDial was acquired for 2,400,000 shares of IAGI common stock at $1.00 per share, with additional shares available for meeting certain performance metrics, for raising funds for acquisition of additional VOIP, IT or telecom companies and for the settlement of an ISD note payable.

“We are delighted to add this valuable communications services component to our growing portfolio of global companies. PowerDial represents significant growth potential by providing an IT business solutions platform that can be scaled both geographically and by adding key technology components.” stated Brian Hoekstra, CEO of IA Global, Inc.

About IA Global, Inc.

IA Global is a global services and outsourcing company focused on growing existing businesses and expansion through global mergers and acquisitions.  The Company is currently utilizing its current business partnerships to acquire growth businesses in its target sectors and markets at a discount.  The Company is also actively engaging businesses that would benefit from its business expertise, knowledge of Global Markets, and technology infrastructure.

For further information, contact:

Investor Relations

IA Global, Inc.

101 California Street, Suite 2450

San Francisco, CA 94111

415-946-8828 (t)

415-946-8801 (f)

ir@iaglobalinc.com

www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects.  Forward-looking statements in this press release reflect the good faith judgment of our management and are based on facts and factors currently known to us. Forward-looking statements are subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements as a result of either the matters set forth or incorporated in this press release generally or certain economic and business factors, some of which may be unknown to and/or beyond the control of IA Global.  Specifically, we are exposed to various risks related to legal claims, our need for additional financing and our Ascendiant line of credit, our level of indebtedness, declining economic conditions, our controlling shareholder groups, the sale of significant numbers of our shares and volatility in the market price of our common stock.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  We do not undertake, and we expressly disclaim, any obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the press release.